Exhibit (j)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 15 to the Registration Statement on Form N-1A of Highland Funds I, with respect to investment series of Highland Funds I, of our reports dated October 27, 2008 relating to the financial statements of Highland Equity Opportunities Fund, Highland High Income Fund, Highland Income Fund and Highland Healthcare Fund. We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Dallas, Texas
December 23, 2008